Exhibit 4.2

DESCRIPTION OF ORDINARY SHARES

The following descriptions of our ordinary shares and provisions of our amended and restated articles of association are summaries and do not purport to be complete. For a complete description of the matters set forth below, you should refer to our amended and restated articles of association, a copy of which is included as an exhibit to our Annual Report on Form 10-K, and to the applicable provisions of Israeli law. References herein to “we,” “us,” “our” and the “Company” refer to UroGen Pharma Ltd. and not to any of its subsidiaries.

General

Our authorized share capital consists of 100,000,000 ordinary shares, par value NIS 0.01 per share. Our ordinary shares are not redeemable and do not have any preemptive rights. All of our ordinary shares have identical voting and other rights in all respects.

Registration Number and Purpose of the Company

Our registration number with the Israeli Registrar of Companies is 513537621. Our affairs are governed by our amended and restated articles of association and we are subject to the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”) and other applicable Israeli law. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of the State of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with the State of Israel.

The Powers of the Board of Directors

Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his or her actions. The board of directors may exercise all powers that are not required under the Israeli Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented and voting at a meeting of shareholders have the power to elect all of our directors.

Under our amended and restated articles of association, our board of directors must consist of at least five and not more than nine directors and the number of directors may be fixed from time to time by a two-thirds majority of the then incumbent directors. Our board of directors currently consists of seven directors.

Pursuant to our amended and restated articles of association, each of our directors is appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders. Each director serves until the next annual general meeting following his or her election or until his or her earlier death, resignation or removal by a vote of the majority of the aggregate voting power of the Company at a general meeting of our shareholders or until his or her office expires by operation of law. Our amended and restated articles of association also provide that if no director nominees are proposed or elected at an annual general meeting, then the directors then in office shall continue to hold office until the convening of a general meeting of shareholders at which director nominees shall be proposed and elected. In addition, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies on the board of directors, including filling empty board seats up to the maximum number of directors permitted under our amended and restated articles of association, to serve until the next annual general meeting of shareholders. Our amended and restated articles of association do not have a retirement age requirement for our directors.

Dividend and Liquidation Rights and Share Buy-Backs

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. We may also conduct repurchases, or buy-backs, of our shares. Under the Israeli Companies Law, share buy-backs are considered to be a distribution. Under the Israeli Companies Law, dividend distributions or share buy-backs are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution or share buy-back.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not already reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution (the “Profits Test”). If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due (the “Solvency Test”).

Pursuant to regulations promulgated under the Israeli Companies Law, we may make a distribution by means of share buy-back even if such distribution does not meet the Profits Test and without court approval, provided, that we meet the following conditions: (i) the distribution qualifies under the Solvency Test; (ii) we notify our material creditors and secured creditors of our intention to make a distribution that does not meet the Profits Test; (iii) we make such notice public; and (iv) no creditor timely files an objection. If a creditor timely files an objection, court approval would be required for such distribution in accordance with the requirements of the Israeli Companies Law.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of the State of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with the State of Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as extraordinary meetings. Our board of directors may call extraordinary meetings whenever it sees fit, at such time and place, within or outside of the State of Israel, as it may determine. In addition, as a company whose shares are listed for trading on an exchange outside of Israel, the Israeli Companies Law provides that our board of directors shall convene an extraordinary meeting upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the members of our board of directors, or (iii) one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% or more of our outstanding voting power, or (b) 10% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights in a company may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future (or, with respect to a company whose shares are listed for trade on an exchange outside of Israel, 5% if the matter is the appointment or removal of a director), provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association currently provide that any shareholder holding at least 1% of the outstanding voting rights may make such a request. Our amended and restated articles of association contain provisions concerning procedures and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 60 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;

•	appointment or termination of our auditors;

•	appointment of external directors (if applicable);

•	approval of certain related-party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

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the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual general meeting or extraordinary meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of related-party transactions that require shareholder approval, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Under the Israeli Companies Law, shareholders of a public company are not permitted to take action by way of written consent in lieu of a meeting.

Quorum Requirements

Pursuant to our amended and restated articles of association, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Israeli Companies Law who hold or represent between them at least 33 1/3% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Voting Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association.

Under our amended and restated articles of association, (i) the removal of a director from office requires the adoption of a resolution at a general meeting of shareholders by a majority of the aggregate voting rights of the Company, and (ii) the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Compensation Policy

In general, under the Israeli Companies Law, a public company must have a compensation policy that applies to its office holders (as such term is defined in the Israeli Companies Law) approved by its board of directors after receiving and considering the recommendations of the compensation committee. We have adopted an amended and restated compensation policy regarding the terms of engagement of office holders, which our shareholders approved on August 6, 2024. The compensation policy is valid for a period of three years. Renewal or amendment of the compensation policy is subject to shareholder approval. However, if our shareholders do not approve the compensation policy, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the Company.

Renewing or amending the compensation policy requires the recommendation to our board of directors by the compensation committee. Thereafter our board of directors, after considering the recommendations of the compensation committee, need to approve the compensation policy, and will further need to be approved by our shareholders, which we refer to as a Special Majority Approval for Compensation. A Special Majority Approval for Compensation requires shareholder approval by a majority vote of the shares present and voting at a meeting of shareholders called for such purpose, provided that either: (i) such majority includes at least a majority of the shares held by all shareholders who voted who are not controlling shareholders (as such term is defined in the Israeli Companies Law) and do not have a personal interest in such compensation policy that are voted, excluding abstentions; or (ii) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy that are voted against the policy does not exceed 2% of the Company’s aggregate voting rights.

Related-Party Transactions

The Israeli Companies Law generally requires that an office holder promptly disclose to the board of directors any personal interest that he or she may have and all related material information or documents concerning any existing or proposed transaction of the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered.

A personal interest includes an interest of any person in an action or transaction of a company, including a personal interest of such person’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or chief executive officer or in which he or she has the right to appoint at least one director or the chief executive officer, but excluding a personal interest stemming from one’s ownership of shares in the company. A personal interest also includes the personal interest of a proxy holder voting shares even if the proxy giver does not have a personal interest in the matter and the personal interest of the proxy giver, whether or not the person voting the shares has discretion.

An extraordinary transaction is defined as:

•	a transaction that is not in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction, which is not an extraordinary transaction, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of his or her duty of loyalty. However, a company may not approve a transaction or action that is not in the company’s interest or that is not performed by the office holder in good faith.

An extraordinary transaction in which an office holder has a personal interest requires approval first by the company’s audit committee and subsequently by the board of directors.

The compensation of, or an undertaking to indemnify or insure, an office holder who is not a director generally requires approval first by the company’s compensation committee, then by the company’s board of directors. If such compensation arrangement or an undertaking to indemnify or insure is inconsistent with the company’s stated compensation policy, or if the office holder is the chief executive officer (apart from a number of specific exceptions), then such arrangement is further subject to a Special Majority Approval for Compensation. If the shareholders of a company do not approve the compensation terms of office holders (other than directors) at a meeting of the shareholders, the compensation committee and board of directors may override the shareholders’ decision, subject to certain conditions. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the compensation committee, board of directors and shareholders by simple majority, in that order, and if the arrangement is inconsistent with the company’s stated compensation policy, a Special Majority Approval for Compensation.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless the chairperson of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the members of the audit committee or the board of directors (as applicable) has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee or the board of directors (as applicable) on such transaction and the voting on approval thereof, but shareholder approval is also required for such transaction.

Under the Israeli Companies Law, the approval of the audit committee, the board of directors and the shareholders of the company, in that order, is required for (i) an extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest; (ii) transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company controlled by a controlling shareholder; and (iii) the terms of engagement and compensation of a controlling shareholder or such controlling shareholder’s relative. In addition, the shareholder approval requires one of the following, which we refer to as a Special Majority:

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at least a majority of the shares held by all shareholders who do not have a personal interest in the transaction and who are present and vote on the matter are voted in favor of the transaction, excluding abstentions; or

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the shares voted against the transaction by shareholders who have no personal interest in the transaction and who are present and voting on the matter do not exceed 2% of the aggregate voting rights in the company.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years and under certain conditions, five years from a company’s initial public offering, approval is required at the end of such period unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Arrangements regarding the compensation, indemnification or insurance of a controlling shareholder in his or her capacity as an office holder require the approval of the compensation committee, board of directors and shareholders by a Special Majority.

Pursuant to regulations promulgated under the Israeli Companies Law, certain transactions, including with respect to compensation, indemnification or insurance, with a controlling shareholder or his or her relative, or with directors or other office holders, that would otherwise require approval of a company’s shareholders may be exempt from shareholder approval under certain conditions.

Further exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Israeli Companies Law, that governs the settlement of debts and reorganization of a company, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders generally have the right to review: minutes of our general meetings, our shareholders register and principal shareholders register, articles of association and annual audited financial statements, any document that we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. In addition, shareholders may request to review any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Modification of Class Rights

Under the Israeli Companies Law and our amended and restated articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended and restated articles of association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s voting rights or issued and outstanding share capital (or of a certain class of shares thereof) is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class. In general, if the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court.

If a full tender offer is not accepted, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Shares acquired in contradiction of the full tender offer rules under the Israeli Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Israeli Companies Law provides that, subject to certain exceptions, an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (i) was made in a private placement that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) was from a shareholder holding 25% or more of the voting rights in the company which resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company. In general, a special tender offer may be consummated only if (i) the offeror acquired shares representing at least 5% of the voting power in the company and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares held by shareholders who object to the offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any of their relatives or any entity controlled by them). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Shares purchased in contradiction of the special tender offer rules under the Israeli Companies Law will have no rights and will become dormant shares.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shareholders. In the case of the target company, approval of the merger further requires a majority vote of each class of its shares.

Pursuant to the Israeli Companies Law, the board of directors of a merging company is required to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial condition of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver the merger proposal to its secured creditors and inform its unsecured creditors of the merger proposal. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least (i) 50 days have passed from the date on which a proposal for approval of the merger is filed with the Israeli Registrar of Companies and (ii) at least 30 days have passed from the date on which the merger was approved by the shareholders of each merging company.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares and voting at a general meeting. The convening of the meeting, the shareholders entitled to participate, and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above.

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A. Its address is 150 Royall Street, Canton, MA 02021. Its telephone number is +1 (201) 680-4503.

Listing

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “URGN.”